EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form S-2 (Amendment No. 2) of our report dated November 5, 2003 relating to the consolidated financial statements of CHS Inc. and subsidiaries, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/   PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 13, 2004